Joint Venture & License Agreement

This Joint Venture & License Agreement (the "Agreement") is entered into on this 15th day of September, 2025, by and between Avant Technologies Inc. (“AVAI”) and SGAustria Pte. Ltd. (“Austrianova”), collectively referred to as the

"Parties."

Recitals:

WHEREAS, Avant Technologies Inc., a Nevada Corporation trading under the ticker symbol AVAI (Symbol OTCQB: AVAI)(“AVAI”), and SGAustria Pte. Ltd., a Singaporean company with registered number UEN 200901830C (“Austrianova”) entered into a Joint Venture and License Agreement (the “License Agreement”) which will become eXective immediately.

WHEREAS, under the License Agreement, the parties will form a new Nevada Corporation called “Klothonova, Inc.” (“Klothonova”) and contribute the proprietary rights, know-how, resources and funding as described in the License Agreement.

WHEREAS, Austrianova is a cutting-edge Biotech company based in Singapore embracing leading world quality standards to produce cell-based products. Austrianova’s expertise and technologies are backed up by more than 50 international peer reviewed publications, as well as by contracts from leading pharmaceutical and biotech companies. Austrianova’s scientists are experts in cell biology, GMP-grade cell products and encapsulation of living cells.

WHEREAS, as of the date hereof, Austrianova has developed a proprietary cell encapsulation technology to protect, isolate, store, and transport living cells, as well as oXering cell line development and GMP Manufacturing capabilities and expertise.

WHEREAS, Austrianova intends to contribute its intellectual property, knowhow, and resources as outlined below to Klothonova to achieve the purposes of this Agreement.

WHEREAS, AVAI will contribute all of the resources and capital required by Klothonova, Inc’s formation and operation for the next eighteen (18) months, not to exceed $1.5 million USD in capital and its resources in exchange for the common stock of Klothonova. AVAI will use its best eXorts to assist in arranging additional funding as needed, as described in this Agreement, at no cost to Austrianova.

WHEREAS, the ownership of Klothonova shall be 50% AVAI and 50%

Austrianova (each a “Member” and together, the Members)

WHEREAS, the company will be governed and operated pursuant to the terms of a limited liability company agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Definitions

1.1.         “A9iliate” means any Person, other than Klothonova, that: (a) is controlled by, controls, or is under common control with a Party (collectively, a “Controlled Person”); or (b) is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues.

1.2.         “Annual Plan” means a business operations plan detailing Klothonova’s goals and procedures for technical, financial, and administrative activities for Klothonova’s next succeeding fiscal year, as approved each year and revised from time to time by the Board.

1.3.         “Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree, or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

1.4.         “Articles” means the articles of incorporation of Klothonova substantially in the form attached hereto (Exhibit B - to be added upon formation of Klothonova), as amended from time to time.

1.5.         “Austrianova Background IP” means licenses, patents, and intellectual property data, technology and Know How held, owned, managed and controlled by Austrianova (whether patented / patentable or not) including but not limited to licensed technology from any third party that are essential for the Manufacturing of the Klotho Product.

1.6.         “Austrianova New IP” shall mean and include all Know-How, invented or developed during the Term solely by or on behalf of Austrianova or its Affiliates while performing activities under this Agreement, including assays, specifications, diagrams, technology, Manufacturing process descriptions, protocols, copies or samples of relevant documentation, materials, and other written know-how and other allied data related to the formulation, Manufacture, Development of the Klotho Product. These may lead to new Intellectual Property rights (whether patentable or not) and trade secrets to the benefit of Austrianova.

1.7.         “Austrianova Information” means all data and information related to or comprised in Intellectual Property, as well as other proprietary or confidential information in relation to Austrianova’s Manufacturing processes, technology and know-how which is owned or controlled by Austrianova or their A[iliates.

1.8.         “Background IP” means all Intellectual Property, results, data, inventions and information (i) owned by either Party (or owned by a Third Party licensor but licensed to a Party with the right to disclose / sub-license) prior to the date of the relevant Services, or (ii) developed by either Party during the Term independently of the Services and without the use of or reliance upon the other Party’s Intellectual Property or Confidential Information.

1.9.         “Board” means the board of directors of Klothonova.

1.10.     “Business” means the business of Klothonova as described in Section 2, as amended from time to time.

1.11.     “Business Day” means Monday to Friday exclusive of any public, national holiday in Singapore or in the United States.

1.12.     “Closing Date” is defined in Section 3.2(a).

1.13.     “Corporations Code” means the Nevada Revised Statutes, Chapter 78 et seq. as amended and in e[ect from time to time.

1.14.     “Company” is defined in Section 3.1.

1.15.     “Company Interest” means, as to any Person, the percentage interest of the total capital stock of Klothonova represented by the Securities then held by such Person divided by all then outstanding Securities (on an as converted to Common Stock basis and, to the extent warrants or options to purchase stock have vested, as exercised for Common Stock basis).

1.16.     “Confidential Information” is defined in Section 5. 1 (a).

1.17.     “Common Stock” means Common Stock of Klothonova as authorized by the Memorandum.

1.18.     “Director” means a director of Klothonova with the powers and duties as specified in the Corporations Code and the Articles.

1.19.     “Disclosing Party” is defined in Section 5.1 (a).

1.20.     “E9ective Date” means the date of this Agreement.

1.21.     “Establishment Date” is defined in Section 3.1.

1.22.     “Klotho Product” means a stable Klotho overexpressing cell line and the same incorporated into Cell-in-a-Box® and/or any other drug substance and/or drug product, manufactured by Austrianova, using Austrianova Background IP, Austrianova Information, and all other requisite allied data.

1.23.     “Klothonova New IP” means new Intellectual Property created by the two Parties jointly and that is not attributable as an extension of Austrianova Background IP (Austrianova New IP)

1.24.     “Force Majeure” means causes beyond the control of either of the Parties, that prevents any of the Parties from performing its obligations assumed in this Agreement, including but not limited to, acts of God like floods, earthquakes, cyclones, unusually extreme weather etc.; acts, regulations, action, inaction, orders, restrictions, embargoes, laws or restrictions of central and/or state government, national or regional emergency, terrorism, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labour disturbances, epidemic, pandemic (and failure of public utilities or common carriers and the like.

1.25.     “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

1.26.     “Intellectual Property” (or “IP”) means Know-How, Patent Rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any similar or equivalent rights or property or forms of protection in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

1.27.     “Memorandum” means the memorandum of association of Klothonova substantially in the form of the attached Exhibit C (to be added on formation of Klothonova), as amended from time to time.

1.28.     “Party” and “Parties” are defined in the opening paragraph of this Agreement.

1.29.     “Person” means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

1.30.     “Purpose” means to develop, use, and commercialize treatments for Alzheimer’s disease, heart disease, cancer, kidney disease, and for other age-related conditions, as well as for promoting longevity based on overexpression of the Klotho protein.

1.31.     “Receiving Party” is defined in Section 5.1(a).

1.32.     “Securities” means all outstanding Common Stock, and any other equity securities of Klothonova or instruments exercisable for or convertible into Common Stock.

1.33.     “Territory” means the world.

1.34.     “Term” is defined in Section 7.1.

1.35.     "Third Party” means any Person other than a Party or an A[iliate of either Party to this Agreement.

1.36.     “Transaction Documents” means this Agreement, the Articles and the Memorandum, and their related documents.

2.	Purpose of Joint Venture

2.1.         The Parties hereby ratify to associate themselves in a joint venture relationship which shall have as its Purpose: (a) developing, maintaining, and supporting treatments, exclusively using encapsulated Klotho-producing cells, for various medical conditions (b) the principal indications will be Alzheimer’s disease, heart disease, cancer, kidney disease, and other age-related conditions, as well as for promoting longevity (c) the company shall account for each treatment program (which will be defined by the Board) separately.

3.	Establishment and Capitalization of Klothonova

3.1.         Establishment. The Parties agree that the joint venture contemplated by this Agreement shall be carried out exclusively through Klothonova, which will be established in accordance with the License Agreement to support the Purpose.

3.2.         Services and Duties; Licenses.

3.2.1	License: As set forth under Section 3.3.2 of this Agreement, Austrianova will provide an exclusive license to the encapsulation technology (Exhibit A: Austrianova Licensing Agreement, which forms an integral part of this Joint Venture & License Agreement between Avant Technologies Inc and SGAustria Pte Ltd dated 15th September 2025) to Klothonova for use for the Purpose throughout the Territory. To clarify, Klothonova will be allowed to use the cell encapsulation technology for developing treatments, based on the overexpression of the Klotho protein, for Alzheimer’s disease, heart disease, cancer, kidney disease, and for other agerelated conditions, as well as for promoting longevity and commercializing such treatments or products in the Territory.
3.2.2	Funding: AVAI shall provide the required funding as set forth under 3.3 below of this Agreement.
3.2.3	Services and Duties: Austrianova agrees to provide Services, as needed, with respect to research and development, manufacture and supply of Klotho Product to Klothonova. Austrianova and/or its A[iliates will have the right to engage subcontractors to perform Austrianova’s and/or its A[iliates’ obligations under this Agreement and shall inform Klothonova with respect to the same. Austrianova and/or its A[iliates shall remain responsible for its performance, and for the performance of its subcontractors, hereunder. These costs will be invoiced by Austrianova to Klothonova either directly or in the form of Service Agreement(s).

3.2.4	The Parties acknowledge that following execution of this September 2025 Licensing agreement, Austrianova and AVAI will each hold 50% of the outstanding equity of Klothonova. Klothonova hereby agrees that the Klothonova Securities will bear a restrictive legend prohibiting Klothonova for a period of five years from selling, assigning, pledging or transferring such securities in any way.

3.3.         Capitalization and Further Capitalization.

3.3.1	Klothonova Capitalization – Klothonova will have authorized capital stock consisting of one class of shares designated as Common Stock with the rights set forth in its Articles of Incorporation. The Articles of Incorporation provide for 3,000,000,authorized shares of Common Stock with a par value of US $0.001 per share. Klothonova’s equity after execution of this Agreement will be as follows:

a)	AVAI will hold 1,500,000 shares of Common Stock, representing one half (50%) of Klothonova
b)	Austrianova will hold 1,500,000 shares of Common Stock, representing one half (50%) of Klothonova
3.3.2	Interest.
a)	AVAI has agreed to fund Klothonova with $1.5 million USD, expected to last up to 18 months, under prior agreement and will do so; and
b)	The exclusive license from Austrianova to Klothonova for the cell encapsulation technology, for the Purpose and within the Territory, shall be treated as an asset of Klothonova and shall vest in Klothonova as of the E[ective Date of this Agreement.
3.3.3	Loan.
a)	Loan - At AVAI’s choosing to move forward on future projects, it has agreed to provide an additional $8.5 million follow-up financing to Klothonova (“the Loan”). This follow-up financing will be in the form of a Loan (payable as in Section 3.2.3), either interest-free or with a maximum of 4% annual interest, to fund further development and clinical testing according to the Purpose in the Territory.
b)	Collateral for Loan – under no circumstances will the collateral for the Loan include the Austrianova Background IP, the Austrianova New IP or the Klothonova New IP. The collateral for the Loan will only be the cash flow of Klothonova.
c)	Loan purpose - This funding is expected to be used for further development of the encapsulated cell product for the Purpose, such as, but not limited to, for clinical trials for several clinical conditions, for regulatory work and for product registration in various jurisdictions.
d)	Further Development according to the Purpose: Should AVAI decide not to provide the follow-up financing (Loan) as outlined in 3.3.3a above needed to advance further development of the encapsulated cell product for the Purpose, then Austrianova will be free to proceed with further development of the encapsulated cell product for the Purpose, involving the Austrianova Background IP and the Austrianova New IP, outside of Klothonova, and Klothonova will have no rights to these further developments of the encapsulated cell product (Klotho Product) for the Purpose.

3.3.4	Additional Investor- The Parties acknowledge that including additional strategic investors with expertise or strategic positions relevant to Klothonova’s Business may be beneficial to Klothonova, and, accordingly, agree that Klothonova may, at the Board’s discretion, introduce additional parties to acquire Common Stock, in the form of newly issued shares. The selection of the strategic investors, and the terms and conditions of any such investors’ purchase of Company shares shall be documented as determined by the Board of Klothonova at such time.
a)	Repayment of Loan upon further investment. The Parties agree that upon further investment beyond the $10 million USD ($1.5 million investment by AVAI and $8.5 million loan by AVAI), the $8.5 million USD loan, plus any interest due, will be repaid to AVAI by a mechanism compatible with Klothonova’s cashflow as determined by the Board prior to the introduction of additional investment.
b)	Licensing of Austrianova technology. The Parties agree that upon further investment beyond the USD $10 million ($1.5 million investment by AVAI and $8.5 million loan by AVAI) mark, use of the Austrianova encapsulation technology, will incur a license fee, as well as milestone payments customary in a classical biopharma structure. The structure of these license and milestone payments is set out in Exhibit A.

3.4.         Financial Assistance.

Each Party shall at all times have the preemptive right to purchase Common Stock or other equity interests as set forth in the Articles. The preemptive rights granted pursuant to this Section 3.4 shall cease to be of any further force or e[ect upon the closing of an initial public o[ering.

3.5.         Breach of Responsibilities

a)      In the event that any Party fails to fulfill its obligations as specified in Section 4 of this Agreement, and such failure persists for a period of fifteen (15) days following the receipt of written notice of the default from another Party detailing the default, then, after a ninety-day cure period, the breaching Party's ownership interest in Klothonova shall be diluted by an amount equivalent to the estimated financial harm resulting from the breach.

b)      In the event of a dispute regarding the calculation of the financial damages stemming from the breach, the Parties hereby agree to engage an impartial third-party mediator to assess and determine the extent of the harm incurred.

4.	Operation and Management of Klothonova
4.1.	Operation of Klothonova. Each Party agrees to take all actions necessary to ensure that Klothonova shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it (and to cause all Securities held by its permitted transferees under Section 8 to be voted) and to cause the Directors nominated by it to vote to e[ect the terms hereof.
4.2.	Board of Directors. Klothonova will be managed by the Board in accordance with the terms of this Agreement and Applicable Law. The Board shall comprise of one representative each from AVAI and Austrianova. No meeting of the Board of Directors shall be a quorum unless at least one Director appointed by AVAI, and one Director appointed by Austrianova are present.

The Board will have ultimate responsibility for governance of Klothonova. In the event of a deadlock in decision-making at the Board level, the Parties agree to appoint an independent third-party mediator to cast a tie-breaking vote or propose alternative mechanisms to resolve the deadlock. Klothonova’s Chief Executive O[icer shall be Kenn Kerr who shall have the authority to operate the Business within parameters defined in this Agreement. Walter H. Günzburg, Ph.D., will initially serve as Chairman of the Board

4.3.        Removal; Reappointment of Directors. Any Director may be removed for cause in accordance with Applicable Law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time, e[ective upon delivery of written notice to Klothonova, the Director to be removed and to the other Parties.In the case of a vacancy in the o[ice of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that appointed the Director in question.

4.4.	Board Meetings. The Chairman of the Board shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings. Directors may attend Board meetings in person or by any other means of attendance permitted under the Corporations Code, provided, however, that (a) the Board shall meet at least two (2) times during each semi-annual fiscal period and (b) written notice of all Board meetings shall be given not less than 15 days in advance of each meeting (which 15-day period may be shortened by written waiver of Directors or actual attendance by Directors, without objection, at a Board meeting). Board meetings shall be conducted in the English language and minutes of such meetings shall be prepared by Klothonova in English and distributed to each Director promptly following each meeting. Proposals or reports brought before any Board meeting for information or action (including without limitation Klothonova’s annual and quarterly financial statements) shall be prepared in English.
4.5.	Board Quorum, Resolutions. The quorum necessary for the transaction of business at a meeting of the Board shall be one (1) Director from AVAI and one (1) Director from Austrianova. Any action, determination, or resolution of the Board shall require the a[irmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4.5 is present.

4.6.        Other O9icers. In addition to both the Chairman of the Board and The Chief Executive O[icer, senior management of Klothonova will consist of such other o[icers as are deemed to be necessary or appropriate by the Board.

4.7.	Shareholders’ Meetings. Shareholders of Klothonova shall receive notice of each shareholders’ meeting at least fifteen (15) days before the scheduled date of such meeting. Klothonova shall have at least one shareholder’s meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board. Shareholders may attend Board meetings in person or by any other means of attendance permitted under the Corporations Code. Meetings shall be conducted in the English language, and minutes of such meetings shall be prepared by Klothonova in English.
4.8.	Annual Plan. The CEO shall prepare, and the Board shall approve, an Annual Plan with respect to each fiscal year of Klothonova no later than 45 days prior to the commencement of the fiscal year.
4.9.	Financial Statements and Accounting Records. Financial statements for Klothonova including, without limitation, a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by Klothonova to each of the Parties (a) within 60 days after the end of the quarter of each fiscal year for such quarterly period, and (b) within 45 days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by a reputable accounting firm retained by Klothonova selected by AVAI. All financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and in reasonable detail and shall contain such financial data as AVAI may deem necessary in order to keep the Parties advised of Klothonova’s financial status (although such statements need not include footnotes and may be subject to year-end adjustments). Klothonova shall, at AVAI’s request, provide with such financial information as AVAI may reasonably deem necessary for purposes of complying with its periodic reporting obligations under U.S. securities law and shall cooperate with AVAI in connection therewith, including in the preparation of quarterly financial statements if required by AVAI; provided, that AVAI shall bear any costs incurred in preparing or providing such information, including, without limitation, in preparing additional financial statements and reconciling Klothonova’s financial statements with U.S. generally accepted accounting principles for such purposes.

4.10.    Day-to-Day Management

AVAI and Austrianova shall co-manage the day-to-day operations of the Business, including providing management support and personnel with respect to operations, accounting and finance, human resources, negotiating and e[ecting the expansion of the Business, and arranging for the funding of the capital needs of the Business by itself and through third parties. These costs will be invoiced to Klothonova by AVAI and Austrianova respectively. Majority management input into the various areas will be according to the following table:

	AVAI	Austrianova	Other
Executive Committee	R	R
R&D		R
Regulatory		R	R
Manufacturing and logistics		R
Preclinical support		R	R
Clinical advice		R	R
Commercialization			R
Invoicing, Finance and Accounting			R

(R stands for: “Responsible”, a full RACI chart may be developed later)

4.11.    Steering Committees. At the direction of, and upon approval by, the Board, Steering Committees may be formed to make decisions by topic: such as development, manufacturing/supply, human studies, commercialization,

4.12.    Price Consideration: The price consideration payable by Klothonova to Austrianova relative to IP licenses, service agreements and Manufacturing, invoices and supply of the Klotho Product shall be payable in US dollars (USD) at respectively Austrianova’s or AVAI’s designated bank account.

4.13.    Invoices: Each Party supplying products or services (“Supplying Party”) shall issue an invoice to Klothonova, for the payment of Klotho Product and/or services delivered in respect of the other Agreements

4.14.    Payment Period for Klotho Product and Services: Klothonova shall pay all invoices for Klotho Product and services within thirty (30) days unless stated otherwise in the invoice. The payment period begins on the date of receipt of the invoice by Klothonova. Any dispute on the invoice submitted shall be reported within seven (7) Business Days from the date of receipt of the invoice by Klothonova. In case no such concern is received from Klothonova within the given timeline, then such invoice will be deemed accepted by Klothonova. Klothonova shall make all the payments for the non-disputed invoices, to the Supplying Party as per the payment period agreed in this clause.

4.15.    Taxes. The amounts payable by one Party (the "Paying Party") to the other Party (the "Payee Party") pursuant to this Agreement (each, a "Payment") shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section, the Payee Party shall be solely responsible for paying any and all taxes on income (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by the Paying Party), excluding applicable local taxes levied on account of, or measured in whole or in part by reference to, any Payments it receives.

4.16.    The Paying Party shall deduct or withhold from the Payments any taxes that is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if the Payee Party is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it may deliver to the Paying Party or the appropriate Governmental Authority (with the assistance of the Paying Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Paying Party of its obligation to withhold such Tax and the Paying Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that the Paying Party has received evidence of the Payee Party's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due.

4.17.    If, in accordance with the foregoing, the Paying Party withholds any amount, it shall pay to the Payee Party the balance when due, make timely payment to the proper Governmental Authority of the withheld amount and promptly send to the Payee Party necessary certificates as issued by the Governmental Authorities for such payment along with the relevant withholding tax certificates. The Parties will cooperate and use reasonable legal e[orts to reduce, mitigate, or eliminate adverse tax consequences.

4.18.    Dividends. The company shall account for each treatment program separately. The Board will define the programs. Profit generated from each treatment program will be returned to the Parties according to their Shareholding in the form of Dividends. Such Dividends will be paid out at least annually.

5.	Additional Covenants

5.1.        Confidentiality.

a)      The Parties recognize that, in connection with the performance of this Agreement, each Party (in such capacity, the “Disclosing Party”) may disclose “Confidential Information” (as defined below) to the other Party (the “Receiving Party”). For purposes of this Agreement, the term “Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business or (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within 10 days of disclosure or technical information including but not limited to source code, documents, and product plans. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party without breach of this provision; or (D) has been independently developed by the Receiving Party without using any Confidential Information of the other Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. The Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information.

b)      Each Party acknowledges and agrees that (i) its obligations under this Section 5.1 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 5.1 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.1 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

5.2.        Confidentiality of Agreement, Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including,without limitation, by the U.S. Securities and Exchange Commission and other applicable countries’ Governmental Authorities, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition, or (e) pursuant to joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

6.	Warranties of the Parties

Warranties of Avant. AVAI hereby represents and warrants to Klothonova that, as of the E[ective Date and as of the Closing Date, the following statements are and shall be true and correct:

a)      Organization. AVAI is a corporation duly organized and valid and has the corporate power and authority to enter into and perform this Agreement.

b)      Authorization. All corporate action on the part of AVAI necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of AVAI

c)       Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Business, as to which AVAI makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with AVAIs execution, delivery and performance of this Agreement, or if any such consent is required, AVAI has satisfied the applicable requirements.

d)      E9ect of Agreement. AVAI’s execution, delivery and performance of this Agreement will not (i) violate the Articles of Incorporation of AVAI or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to AVAI, (iii) have any e[ect on the compliance of AVAI with any applicable licenses, permits or authorizations which would materially and adversely a[ect AVAI, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or a[ect the validity or enforceability of, any agreement or other commitment to which AVAI is a party and which would materially and adversely a[ect AVAI, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of AVAI; provide, however, that regulatory approval may be required in connection with conducting the Business and AVAI makes no representation with respect to any such approvals.

e)      Litigation. There are no actions, suits or proceedings pending or, to AVAI’s knowledge, threatened, against AVAI before any Governmental authority which question AVAIs right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

6.2 Warranties of Klothonova. Upon formation, Klothonova will represent and warrant to AVAI and Austrianova that, as of the E[ective Date and as of the Closing Date, the following statements are and shall be true and correct:

a)      Organization. Klothonova is a corporation duly organized and validly existing under the laws of Nevada. Klothonova has the corporate power and authority to enter into and perform this Agreement.

b)      Authorization. All corporate action on the part of Klothonova necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Klothonova.

c)       Government and Other Consents. Other than any licenses, permits or authorizations which may be required in connection with the Business, as to which Klothonova makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with Klothonova execution, delivery and performance of this Agreement, or if any such consent is required, Klothonova has satisfied any applicable requirements.

d)      E9ect of Agreement. Klothonova’s execution, delivery and performance of this Agreement will not (i) violate the Certificate of Incorporation of Klothonova or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Klothonova, (iii) have any e[ect on the compliance of Klothonova with any applicable licenses, permits or authorizations which would materially and adversely a[ect Klothonova, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or a[ect the validity or enforceability of any agreement or other commitment to which Klothonova is a party and which would materially and adversely a[ect Klothonova, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Klothonova ; provided, however, that regulatory approvals may be required in connection with conducting the Business and Klothonova makes no representation with respect to any such approvals.

e)      Litigation. There are no actions, suits or proceedings pending or, to Klothonova’s knowledge, threatened, against Klothonova before any Governmental Authority which question Klothonova‘s right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7.	Term and Termination
7.1.	Term. This Agreement shall be e[ective as of the E[ective Date, and shall continue in e[ect for five years, thereafter automatically renewed annually (the “Term”).
7.2.	Termination. This Agreement may be terminated as follows:

a)      By any Party, provided at least ninety (90) days before renewal

b)      Upon the mutual written agreement of the Parties.

c)       By any Party, e[ective after a ninety-day cure period, upon written notice to the other Party, if the other Party breaches any material provision of this Agreement (except for those in Section 4 of this agreement pertaining to Operations and Management) or of any of the other Transaction Documents and such breach continues for a period of fifteen (15) days after the delivery of written notice of the default, describing the default in reasonable detail.

d)      By any Party, e[ective immediately upon written notice to the other Party, in the event that the other Party is dissolved, liquidated or declared bankrupt, or a voluntary or involuntary bankruptcy filing is made by such Party.

e)      Immediately upon lack of funding of Klothonova operations of up to $1.5 million as equity by AVAI, or later in the case of failure to find further needed investment.

f)       For Change of Control: Austrianova shall have the right, in its sole discretion to terminate this Agreement by a written notice of thirty (30) days to AVAI, in the event AVAI undergoes a change of control event. AVAI shall have the right, in its sole discretion to terminate this Agreement by a written notice of thirty (30) days to Austrianova, in the event Austrianova undergoes a change of control event.

g)      For Force Majeure event: if Austrianova is unable to perform its obligations for a period of more than sixty (60) days hereunder due to conditions within the scope of Force Majeure, then Austrianova shall have the right to terminate this Agreement by giving Klothonova a prior written notice of thirty (30) days.

7.3.	E9ect. Upon termination of this Agreement, the Parties shall negotiate in good faith a possible purchase by one or more Parties of all outstanding Securities held by the other Parties or the sale of Klothonova to a third party. If, notwithstanding their good faith negotiations, the Parties are unable to agree upon such a purchase or sale within thirty (30) days of the notice of termination, the Parties shall cooperate to cause Klothonova to be liquidated as promptly as practical in accordance with Applicable Law. The rights and obligations of the Parties under Sections 5.1, 5.2, this Section 7.3, and Sections 7.4, 7.8, 9 and 10 shall survive any termination of this Agreement.

7.4.	Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.
7.5.	Cancellation of IP Licenses. Upon the termination of this Agreement, all IP licensed from Austrianova to Klothonova will revert to Austrianova.
7.6.	Cancella’on of Agreements. Upon the termination of this Agreement, all Service, Manufacturing and Supply Agreements will be terminated with immediate e[ect, and any manufactured stock held by Klothonova returned to Austrianova and Austrianova will be free to sell or otherwise dispose of it.
7.7.	Surviving Provisions. Upon the termination of this Agreement, the provisions related to confidentiality (5.1 and 5.2), indemnification (10) and dispute resolution (11.1) shall survive.
7.8.	Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the e[ective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely a[ect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8.	Transfer Restrictions
8.1.	General Restriction. Each Party agrees to hold its Securities during the Term and, except as otherwise specifically provided in this Agreement or agreed to in writing by the other Parties, not to sell, transfer, assign, hypothecate or in any way alienate any of such Party’s Securities or any right or interest therein except to an Affiliate of such Party in accordance with the Articles. In the case of any transfer permitted hereunder, the transferring Party shall deliver to the other Parties (a) at least fifteen (15) days prior to such transfer, a written notice stating its intention to transfer the Securities to be transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be transferred, and the price and other material terms and conditions of the transfer, and (b) except as otherwise specifically provided herein, on or prior to the effective date of the transfer and in a form reasonably acceptable to the other Party and its counsel, the transferee’s written acknowledgement of, and agreement to be bound by, and to vote the transferred Securities at all times in accordance with the terms of this Agreement.
8.2.	Legends. Each share certificate of Klothonova shall bear a legend, consistent with Applicable Law, providing that any transfer of the Securities evidenced by such certificate is subject to approval by the Board.
8.3.	Initial Public Offering. The foregoing restrictions shall cease to be of any further force or effect upon the closing date of a MERGER of Securities.
8.4.	Board Approval. Each Party shall cause each Director that it has appointed pursuant hereto to vote to approve any transfer of Securities that complies with the terms of this Section 8.

9.	Distributions.

Subject to restrictions set forth in any financing document entered into by Klothonova, upon completion of each Company’s business venture, Klothonova shall distribute its available cash (net cash generated from sale of the business venture and/or its units less disbursements and appropriate reserves), to the Parties based on their relative equity interest in Klothonova.

10.	Indemnification.

Klothonova shall indemnify and hold harmless its directors, officers, to the fullest extent permitted by law, from and against any and all liabilities and damages (including legal expenses) imposed on or incurred by them in any way relating to, or arising out of, their services to Klothonova, but not including costs in connection with a dispute(s) between the parties to this Agreement. Klothonova shall purchase an insurance policy providing directors’ and officers’ liability insurance.

11.	General Provisions
11.1.	Governing Law, Dispute Resolution. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally settled by arbitration in the

UK using the English language, and in accordance with the rules of the UK Arbitration Act 2025. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance pending final settlement by arbitration

11.2.	Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the first Business Day following receipt of a transmittal confirmation, (c) if delivered by electronic mail (e-mail), on the first Business Day following receipt of an email delivery confirmation from the other Party(ies), such confirmation not to be unreasonably withheld or (d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

If to AVAI:

AVANT TECHNOLOGIES INC (AVAI): Attention: Chris Winter

5348 Vegas Drive

Las Vegas, Nevada 89108, USA

O +1 702.509.1747 | F +1 702.872.2060| M +1 770.833.6677

Email: chris@avanttechnologies.com

If to Klothonova:

KLOTHONOVA Inc., Attention: Kenn Kerr

5348 Vegas Drive

Las Vegas, Nevada 89108, USA

O +1 702.509.1747 | F +1 702.872.2060 | M +1 646.397.4020

Email: kkerr@avanttechnologies.com

If to Austrianova:

SGAustria Pte Ltd, Attention: Brian Salmons

2 Intnl. Business Park, The Strategy #09-04,

Singapore 609930, Singapore

O +65 6268.5077 | F +1 618.348.1110| M +65 9108.6741

Email: salmons@sgaustria.com

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 11.2.

11.3.	Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.
11.4.	Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.
11.5.	References, Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.
11.6.	Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.
11.7.	Expenses. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. All such expenses incurred by the newly formed Klothonova shall be borne by AVAI to the maximum extent permitted by Applicable Law including, without limitation, expenses relating to the formation of Klothonova, any registration charges, taxes, fees and expenses relating to required governmental or regulatory approvals, notary fees and legal fees and expenses.
11.8.	No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or more of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.
11.9.	Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

11.10.	Assignment. The Parties shall not have the right to assign their rights or obligations under this Agreement except in connection with a transfer of all of such Party’s Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Parties and providing for the assignee to be bound by the terms hereof, and for the assigning Party to remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.
11.11.	No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.
11.12.	No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
11.13.	Effective Date of Transaction Documents. The Transaction Documents (other than this Agreement and the Articles) shall become effective concurrently with consummation, on the Closing Date, of the transactions described in Section 3.2(a).
11.14.	Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.
11.15.	Incidental and Consequential Damages. No Party will be liable to the other Party(ies) under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.
11.16.	IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.

SGAustria Pte Ltd	Noted and accepted for Klothonova Inc.,
By: _____ /s/ Brian Salmons___________	By: _________/s/ Kenn Kerr ___________

Name: Brian Salmons	Name: Kenn Kerr

Title: CEO Date: 09/15/2025 Avant / AVAI By: ______/s/ Chris Winter____________ Name: Chris Winter Title: CEO Date: 09/15/2025	Title: CEO Date: 09/15/2025